Exhibit 15

November 16, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated November 16, 2012 on our review of interim financial information of GFI Group Inc. for the three-month and nine-month periods ended September 30, 2012 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012 is incorporated by reference in its Registration Statements No.  333-122905, No. 333-152027, No. 333-160344, No. 333-167678, No.333-175271 and No. 333-182438 on Form S-8. With respect to the unaudited condensed consolidated financial information of GFI Group Inc. and its subsidiaries as of September 30, 2012 and for the three-months and nine-months ended September 30, 2012, we reported that we have applied limited procedures in accordance with professional standards in our review of such information. However, our report dated November 16, 2012, states that we did not audit and we do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on our report should be restricted in light of the limited nature of the review procedures applied.

Very truly yours,

/s/ PricewaterhouseCoopers LLP